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                                                                      EXHIBIT 12

                        EQUITY LIFESTYLE PROPERTIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


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
                                                          (restated)   (restated)   (restated)
                                                2004         2003         2002         2001         2000
                                              --------     --------     --------     --------     --------
Income from continuing operations before
 allocation to minority interests             $ 16,252     $ 30,654     $ 35,108     $ 46,648     $ 49,268

Fixed Charges                                  103,170       69,654       61,981       62,557       64,532
                                              --------     --------     --------     --------     --------

Earnings                                      $119,422     $100,308     $ 97,089     $109,205     $113,800
                                              ========     ========     ========     ========     ========

Interest incurred                               89,719       53,371       49,718       50,197       52,317
Amortization of deferred financing costs         2,203        5,031        1,011        1,108          963
Perpetual Preferred OP unit Distributions       11,248       11,252       11,252       11,252       11,252
                                              --------     --------     --------     --------     --------

Fixed Charges                                 $103,170     $ 69,654     $ 61,981     $ 62,557     $ 64,532
                                              ========     ========     ========     ========     ========

Earnings/Fixed Charges                            1.16         1.44         1.57         1.75         1.76
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